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                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of International Remote Imaging Systems, Inc. on Forms S-8 (File Nos. 2-77496 and 33-10631) of our report dated August 23, 1994, on our audit of the financial statements of LDA Systems, Inc. as of June 30, 1994 and 1993 and for the years ended June 30, 1994 and 1993 and for the cumulative period from April 24, 1992 (date of inception) through June 30, 1994, which report is included in this Report on Form 8-K.

COOPERS & LYBRAND L.L.P.



/s/ Coopers & Lybrand L.L.P.



Los Angeles, California
June 26, 1995